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                            SUPPLEMENT TO PROSPECTUS



         Pursuant to the terms of the Prospectus and Letter of Transmittal dated December 23, 1997, Resource America, Inc. has elected to extend the Expiration Date of the Exchange Offer until March 13, 1998.